UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 28, 2011
AmerisourceBergen Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-16671	23-3079390

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1300 Morris Drive Chesterbrook, PA	19087

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (610) 727-7000
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item. 1.01. Entry into a Material Definitive Agreement.
On October 28, 2011, AmerisourceBergen Corporation (the “Company” or “Registrant”) and certain of its subsidiaries, Brecon Holdings Limited, Brecon Pharmaceuticals Limited, AmerisourceBergen Canada Corporation, AmerisourceBergen Specialty Group Canada Corporation and Innomar Strategies Inc., entered into an Amendment and Restatement Agreement, dated as of October 28, 2011 (the “Amendment Agreement”), to amend and restate the $700 million senior unsecured multi-currency revolving credit facility, dated as of March 18, 2011, among the Company, the Borrowing Subsidiaries party thereto, the financial institutions party thereto and JPMorgan Chase Bank, N.A., as administrative agent (the “Credit Agreement” and, as so amended by the Amendment Agreement, the “Amended and Restated Credit Agreement”). The Amended and Restated Credit Agreement is guaranteed by substantially all of the Company’s domestic subsidiaries. The Amendment Agreement provides for more favorable pricing and extends the term of the Credit Agreement to October 28, 2016. A copy of the Amendment Agreement, including the Amended and Restated Credit Agreement that is attached thereto as Exhibit A, is attached as Exhibit 10.1 to this Report and is incorporated herein by reference.
The Amended and Restated Credit Agreement consists of a multi-currency revolving credit facility maturing on October 28, 2016. Borrowings under the revolving facility may be denominated in US dollars, Canadian dollars, Sterling, Euros or, with the consent of the lenders, any alternative currency. Interest on borrowings denominated in US dollars will accrue at either a base rate plus a specified margin or LIBOR plus a specified margin. Interest on borrowings denominated in Canadian dollars will accrue at LIBOR plus a specified margin or Canadian prime rate plus a specified margin. Interest on borrowings denominated in Sterling or any alternative currency will accrue at LIBOR plus a specified margin. Interest on borrowings denominated in Euros will accrue at EURIBOR plus a specified margin. The specified rates are based on the Registrant’s debt ratings and range from 0% to 0.55% over prime or 0.68% to 1.55% over LIBOR or EURIBOR, as applicable. Swingline loans denominated in US dollars, Canadian dollars, Sterling or Euros will bear interest at a base rate plus a specified margin, the Canadian prime rate, the Sterling overnight rate and the Euro overnight rate, respectively. The revolving facility provides for Bankers’ Acceptance borrowings in Canada for which the BA Stamping Fee ranges from 0.68% to 1.55% over a base rate based on the Registrant’s debt ratings.
The Registrant may obtain letters of credit under the revolving facility up to a maximum amount of US$150 million. The amount of Registrant’s outstanding letters of credit (US$10.4 million at October 28, 2011) reduces availability under the revolving facility. The Registrant pays participation and fronting fees for outstanding letters of credit. The Registrant pays quarterly facility fees to maintain the availability under the revolving facility at specified rates based on the ratings ranging from 0.07% to 0.2% of the total commitment under the Amended and Restated Credit Agreement. The Amended and Restated Credit Agreement contains affirmative and negative covenants applicable to the Registrant, including a covenant requiring compliance with a leverage ratio not to exceed 3.00 to 1.00 as of the last day of any fiscal quarter. The Registrant may choose to repay its obligations or reduce its commitments under the Amended and Restated Credit Agreement at any time. The Registrant’s obligations under the Amended and Restated Credit Agreement are guaranteed by substantially all of its U.S. subsidiaries. The Registrant may use the funds provided under the Amended and Restated Credit Agreement for general corporate purposes, permitted investments and permitted acquisitions.

On October 28, 2011, the Company and certain subsidiaries also entered into an amendment of its $700 million trade receivables securitization facility to, among other things, extend the maturity date of the facility to October 28, 2014. Copies of the Third Amendment to the Receivables Sale Agreement, dated as of October 28, 2011, and the Second Amendment to Amended and Restated Receivables Purchase Agreement, dated as of October 28, 2011, are attached as Exhibit 10.2 and Exhibit 10. 3 to this Report and are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.
(d) Exhibits.
10.1 The Amendment and Restatement Agreement, dated as of October 28, 2011, among AmerisourceBergen Corporation, the Borrowing Subsidiaries party thereto, the Guarantors party thereto, the financial institutions party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent.
10.2 The Third Amendment to Receivables Sale Agreement, dated as of October 28, 2011, between Amerisource Receivables Financial Corporation, as Buyer, and AmerisourceBergen Drug Corporation, as Originator.
10.3 The Second Amendment to Amended and Restated Receivables Purchase Agreement, dated as of October 28, 2011, among Amerisource Receivables Financial Corporation, as Seller, AmerisourceBergen Drug Corporation, as Servicer, the Purchasing Agents and Purchasers party thereto and Bank of America, National Association, as Administrator.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISOURCEBERGEN CORPORATION
Date: October 28, 2011	By:	/s/ Michael D. DiCandilo
		Name:	Michael D. DiCandilo
		Title:	Executive Vice President and Chief Financial Officer